Cohen & Co

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the references to our firm in this Registration Statement on Form N-1A Alpha Fiduciary Qualitative Strategy Fund, a series of PFS Funds, under the headings “Independent Registered Public Accounting Firm” in the Statement of Additional Information and “Other Fund Service Providers” in the Prospectus.

/s/ Cohen & Company Cohen & Company, Ltd. Cleveland, Ohio November 4, 2019